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Westmoreland Announces Cutbacks; Company
Seeks to Eliminate Losses in Virginia
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Philadelphia, PA -- June 20, 1995 -- Westmoreland Coal Company (NYSE:WCX)
yesterday issued notices, pursuant to the Worker Adjustment and Retraining Notification ("WARN") Act, to its employees and to the employees of its wholly owned subsidiary, Pine Branch Mining Incorporated ("Pine Branch"), working in LeeCounty and Wise County, Virginia that on August 23, 1995, it will close the Holton Low Splint Mine, which employs 25 people, and that during the fourteen day period beginning August 23, 1995, it expects to implement a further significant layoff at its other Virginia facilities. Although the notices were issued for all Westmoreland and Pine Branch employees working in Virginia, the letters of notification, which were signed by Ronald W. Stucki, Senior
Vice President-Operations, also state: "The Company is working on tentative plans which could result in the retention of a reduced workforce to continue to operate certain facilities." Mr. Stucki also stated today: "During the last quarter of 1994 and the first quarter of 1995, Westmoreland lost a combined total of over $13 Million from its Virginia Division and Pine Branch operations. We are hopeful that during the next sixty days we will be able to reach an agreement, either with our employees or with a third party purchaser of our Virginia assets, on terms which will allow for the continued operation of our facilities. However, we issued these notices yesterday because we wanted to prepare our employees for certain scenarios among several alternatives which are currently under consideration and to comply with our obligations under the WARN Act. We are working hard to develop the best alternative available for Westmoreland's long-term success and to implement it promptly.
We will keep our employees and the community informed of additional information on this issue, as soon as it become available."


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For information contact: R. Page Henley, Jr. (215) 545-2500